Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of MPLX LP of our report dated February 26, 2016, except for the effects of the transaction discussed in Note 4 to the combined consolidated financial statements and the matter described in the third paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is May 2, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting of MPLX LP, which appears in MPLX LP’s Current Report on Form 8-K/A dated May 20, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio
June 17, 2016